Exhibit 99.1

                       INVESTools Reports Record Pro Forma
       Operating Cash Flow of $6.9 Million on Sales Transaction Volume of
                                 $38.5 Million

    Business Editors

    SALT LAKE CITY--(BUSINESS WIRE)--Nov. 3, 2005--INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced record results for the third quarter ended September 30, 2005. Highlights of the quarter include:

    --  Record Revenue of $37.0 million

    --  Sales Transaction Volume of $38.5 million

    --  Record Net Income of $4.0 million

    --  Record Pro Forma Operating Cash Flow of $6.9 million

    "INVESTools is pleased that management's continued focus on improving margins resulted in record pro forma operating cash flow of $6.9 million in the third quarter, which represented 18% of total sales transaction volume, a new quarterly high. We achieved these results by acquiring a growing percentage of students through the INVESTools brand; as a result of significant cost improvements throughout our operations during the quarter; and by improving up sell rates at workshops during the quarter," said Lee K. Barba, Chairman and CEO of INVESTools Inc. "Sales of our continuing education products remain strong, with approximately 30% of new workshop undergraduate students purchasing graduate level courses during the quarter. The Company is pleased to report net income of $4.0 million, or $.09 per share, and under current trends expects to generate net income in future quarters.
    "In addition to our strong financial performance during the third quarter, INVESTools continues to make progress with its online strategy, having successfully launched our 5 Step Investing Formula online, which currently serves as the undergraduate course requirement for our graduate level education programs. Our new marketing web site, www.investools.com, was released in mid-October and is generating steady growth in visits and lead generation. The site now integrates our investor education product offerings, interactive Investor Toolbox demonstration access for prospective students, and login access for our active students, as well as our investor relations information. With 193,000 graduates of our education programs, over 30 million page views per month on our web sites, the average duration of an Investor Toolbox student interaction lasting approximately 20 minutes, we are excited about the continued transformation of the Company into a leader in online education which complements our well established leadership in live education."
    Sales transaction volume generated during the third quarter ended September 30, 2005 increased 28 percent to $38.5 million compared to $30.2 million for the same period a year earlier. This increase in sales transaction volume resulted in a 55 percent increase in revenues for the third quarter to $37.0 million from $23.9 million for the same period a year ago. (Please refer to the reconciliation of total revenue to sales transaction volume below for a discussion of the relevance of this measure).
    On a sequential basis, revenue for the third quarter of 2005 rose 8 percent to $37.0 million from $34.2 million in the second quarter of 2005. Sales transaction volume generated during the third quarter of 2005 decreased 16 percent to $38.5 million from $45.7 million in the second quarter of 2005. The primary reason for this anticipated decrease in sales transaction volume was the increase of the one day workshop price point for the Success Magazine distribution channel which led to higher margin but lower volume student acquisition versus substantially higher volume but low margin student acquisition realized in the first half of the year. In addition, the third quarter is seasonally the lowest volume quarter for both Success Magazine and MIT based on their event schedules.
    Additions to deferred revenue have approximated 68 percent of sales transaction volume each quarter in 2005. Tracking the decrease in sales transaction volume in the third quarter, additions to deferred revenue in the quarter decreased proportionately to $26.2 million from $31.1 million in the second quarter of 2005. Concurrently, deferred revenue recognized into income, which has approximated 38-43% of beginning deferred revenue balances, increased to $24.8 million from $19.5 million in the second quarter of 2005 consistent with the increasing balance in deferred revenue. These converging trends narrowed the increase in deferred revenue to $1.5 million in the quarter from $11.5 million in the second quarter.
    Net income in the third quarter totaled $4.0 million, or $0.09 per share, compared to a net loss of $3.2 million, or $0.07 per share in the third quarter of 2004 and to a net loss of $6.3 million, or $0.14 per share in the second quarter of 2005. The improvement in net income in the quarter was driven primarily by a smaller increase in deferred revenue than previous quarters. Also contributing to the improvement in net income was lower cost of revenues, primarily partner commissions, due to the reduced proportion of volume through partner channels. General and administrative expense also decreased, proportionally to the change in sales transaction volume, contributing to the positive performance in the quarter. Changes to the increase in deferred revenue in future periods will have an impact on net income, including the possibility that, should the increase in deferred revenue be large enough, the Company would report a loss. Accordingly, the Company feels that pro forma operating cash flow is a better measure of operating performance from a comparability standpoint.
    Pro forma operating cash flow was $6.9 million in the third quarter, up 92 percent from $3.6 million in the same quarter a year ago and up 2% sequentially from $6.8 million in the second quarter on 16% lower sales transaction volume. As a percentage of sales transaction volume, pro forma operating cash flow increased to 18% in the third quarter of 2005, up from 12% in prior year quarter, and up from 15% in the second quarter of 2005. (Please refer to the reconciliation of net income/loss to pro forma operating cash flow for a discussion of the relevance of this measure.) The Company believes that pro forma operating cash flow is an important measure of financial performance because it increases the comparability of operating performance between periods. This is caused primarily by the impact of accounting for costs associated with deferred revenue, as the majority of such costs are expensed at the time of the sale.
    Cost of revenue in the third quarter decreased to $18.3 million, or 48 percent of sales transaction volume, from $25.2 million, or 55 percent of sales transaction volume, in the second quarter of 2005, primarily due to a significant increase in the proportion of graduates from the Company's INVESTools branded marketing channel, which does not incur any partner commission expense. The Company also curtailed the number of BusinessWeek branded events which had not been performing profitably. Further contributing to the improvement, the Company realized savings in travel and venue and payroll costs. During the quarter, up sell rates improved to 30 percent from 26 percent in the prior quarter generating a higher percentage of higher margin continuing education sales which also contributed to the improvement in cost of revenue.
    Selling expense in the third quarter of $9.4 million was up slightly compared to the preceding quarter level of $9.3 million reflecting the continuing efforts to market under the INVESTools brand.
    General and administrative expense in the third quarter decreased
8.5 percent to $5.4 million from $5.9 million in the second quarter. Primarily contributing to this decrease were lower accounting and professional fees, compensation expense and temporary labor costs.
    During the third quarter of 2005, the Company graduated more than 10,400 students. Through September 30, 2005, the Company's graduate base increased to approximately 193,000 students from its investor education programs. Active subscribers to its Investor Toolbox and Prophet.Net websites fell to 67,000 primarily due to the higher volume but lower price point of Success Magazine graduates from the first quarter that renewed at substantially lower rates than our other channels in the third quarter. Subscription retention rates for channels other than Success Magazine continue to exceed 65 percent.
    As of September 30, 2005, the Company had cash, cash equivalents (including restricted cash) and marketable securities of $25.5 million, compared to $19.5 million at June 30, 2005 and $21.0 million at September 30, 2004. During the quarter, the Company utilized $1.7 million for investments related to technology projects and for computer related equipment. The Company acquired 343,400 shares of its common stock during the third quarter pursuant to its stock repurchase program at a cost of $1.4 million, of which, approximately $0.4 million settled after quarter end. To date the Company has repurchased
1.4 million shares at a cost of $3.6 million under this program.

    Explanation of Non-GAAP Information

    The Company believes that sales transaction volume before changes in deferred revenue is an important measure of business volume. It is consistent with the amount of cash receipts from selling activities in the period and with the level of a majority of the cost components of cost of revenue. The table below provides a reconciliation of sales transaction volume to total revenue for the periods indicated:



                                     Quarters Ended

                   September  June   March   December September  June
($ in millions)        30,     30,     31,      31,      30,      30,
                      2005    2005    2005     2004     2004     2004
                   ---------------------------------------------------

Sales Transaction
 Volume               $38.5  $ 45.7  $ 41.9   $ 36.3     $30.2  $30.1
Change in Deferred
 Revenue              $(1.5) $(11.5) $(11.3)  $(11.4)    $(6.3) $(5.0)
                   ---------------------------------------------------
Total Revenue         $37.0  $ 34.2  $ 30.6   $ 24.9     $23.9  $25.1
                   ===================================================



    The Company believes that pro forma operating cash flow as shown in the table below is a valuable representation of operating performance given the impact of accounting for deferred revenue and for costs associated with deferred revenue. The table below provides a reconciliation of net income (loss) to pro forma operating cash flow for the periods indicated:



                                      Quarters Ended

                     September  June  March  December September  June
($ in millions)         30,      30,    31,     31,      30,      30,
                       2005     2005   2005    2004     2004     2004
                     -------------------------------------------------

Net Income/(Loss)       $ 4.0  $(6.3) $(9.3)   $(6.7)    $(3.2) $(1.6)

Depreciation and
 Amortization           $ 0.7  $ 0.7  $ 0.5    $ 0.4     $ 0.2  $ 0.2
Other Non-Cash Items    $ 0.6  $ 0.8  $ 0.6    $ 1.2     $ 0.5  $ 0.4
Net Change in
 Deferred Revenue       $ 1.6  $11.6  $11.0    $11.0     $ 6.1  $ 5.1
                     -------------------------------------------------
Pro forma Operating
 Cash Flow              $ 6.9  $ 6.8  $ 2.8    $ 5.9     $ 3.6  $ 4.1
                     =================================================



    These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used generally as a substitute for revenue, net income (loss) or other GAAP operating measurements.

    Conference Call Information

    A conference call to discuss the financial results is scheduled for 10:00 a.m. Eastern today. The call is being webcast by CCBN and will be available through INVESTools' corporate website at www.investools.com in the Investor Relations section under Webcasts and Presentations.
    The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within two hours following completion of the live call.

    About INVESTools Inc.

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. Approximately 193,000 investors around the world have graduated from INVESTools investor education programs. Visit the Company's Web site at http://www.investools.com for more information regarding the INVESTools Method(TM).

    All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "believe", "intend," "expect", "may", "could", "would", "will", "should", "plan", "project", "contemplate", "anticipate", or similar statements. Because these statements reflect the Company's current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the success of brand development efforts and strategic alliances; demand for the Company's products and services; the ability to compete effectively and adjust to changing market conditions; inability to protect the Company's proprietary technology; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; the potential for intellectual property infringement, warranty, product liability, and other claims; the uncertainties associated with governmental regulation; and other factors detailed from time to time in the SEC reports of INVESTools Inc. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.




                   INVESTOOLS INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                            (in thousands)


                                                 September   December
                                                     30,        31,
                                                    2005       2004
                                                 ----------- ---------
                                                 (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                         $ 9,688   $10,736
  Marketable securities                              10,290    13,840
  Accounts receivable, net allowance ($4, $7)         3,585     2,194
  Current portion of restricted cash                    386       384
  Other current assets                                3,417     2,493
                                                 ----------- ---------
   Total current assets                              27,366    29,647
Long-term restricted cash                             5,094     1,876
Goodwill                                             18,085    14,315
Intangible assets, net accumulated amortization
 ($1,487, $508)                                       5,603     2,152
Furniture and equipment, net accumulated
 depreciation ($1,906 $1,073)                         7,264     1,574
Other long-term assets                                  247       214
                                                 ----------- ---------
   Total assets                                     $63,659   $49,778
                                                 =========== =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of deferred revenue               $55,186   $31,957
  Accounts payable                                    4,259     4,994
  Accrued payroll                                     3,400     2,178
  Accrued tax liabilities                             6,200     5,103
  Other current liabilities                           4,259     4,273
  Current portion of capital lease                      120        --
                                                 ----------- ---------
   Total liabilities, current                        73,424    48,505
Long-term liabilities:
  Other long-term accrued liabilities                    21        84
  Long term portion of capital lease                    534        --
  Long-term portion of deferred revenue               9,365     8,421
                                                 ----------- ---------
   Total liabilities                                 83,344    57,010
Stockholders' deficit:
  Common stock $0.01 par value (44,741 and
   44,966 shares issued and outstanding,
   respectively)                                        447       449
  Additional paid-in capital                        128,389   129,097
  Accumulated other comprehensive loss                  (94)      (32)
  Deferred stock compensation                        (1,154)     (998)
  Accumulated deficit                              (147,273) (135,748)
                                                 ----------- ---------
   Total stockholders' deficit                      (19,685)   (7,232)
                                                 ----------- ---------
   Total liabilities and stockholders' deficit      $63,659   $49,778
                                                 =========== =========




                   INVESTOOLS INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)
                              (unaudited)


                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------ -------------------
                                  2005      2004      2005      2004
                                -------- --------- --------- ---------
                                             As                  As
                                          Restated            Restated

Revenue                         $37,019   $23,890  $101,804   $72,249
Costs and expenses
  Cost of revenue                18,254    15,068    68,844    44,723
  Selling expense                 9,383     7,237    27,329    18,737
  General and administrative
   expense                        5,439     4,834    17,402    13,467
  Special charges                    18        12        58       403
                                -------- --------- --------- ---------
Total costs and expenses         33,094    27,151   113,633    77,330
                                -------- --------- --------- ---------
Income (loss) from operations     3,925    (3,261)  (11,829)   (5,081)
Other income (expense)
  Loss on sale of assets             --        (5)      (93)      (79)
  Interest income and other, net    108        49       397       152
                                -------- --------- --------- ---------
Other income                        108        44       304        73
                                -------- --------- --------- ---------
Income (loss) before income
 taxes                            4,033    (3,217)  (11,525)   (5,008)
  Income tax (benefit) expense       (5)       --        --         3
                                -------- --------- --------- ---------
Net income (loss)               $ 4,038   $(3,217) $(11,525)  $(5,011)
                                ======== ========= ========= =========

Net income (loss) per common
 share - basic                  $  0.09   $ (0.07) $  (0.26)  $ (0.11)
                                ======== ========= ========= =========
Weighted average common shares
 outstanding - basic             45,009    45,311    44,996    45,074
                                ======== ========= ========= =========
Net income (loss) per common
 share - diluted                $  0.09   $ (0.07) $  (0.26)  $ (0.11)
                                ======== ========= ========= =========
Weighted average common shares
 outstanding - diluted           46,790    45,311    44,996    45,074
                                ======== ========= ========= =========




                   INVESTOOLS INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                            (in thousands)
                              (unaudited)


                                                    Nine Months Ended
                                                      September 30,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
                                                                As
                                                              Restated
Cash flows from operating activities:
Net loss                                           $(11,525)  $(5,011)
  Reconciling adjustments:
   Depreciation and amortization                      1,814       609
   Stock compensation expense                           402       203
   Provisions for sales return reserve                1,493     1,227
   Provisions for bad debt                               51        --
   Loss on sale of assets                                93        79
   Changes in operating assets and liabilities,
    net of effect of acquired businesses:
     Accounts receivable                             (1,175)   (1,627)
     Restricted cash                                     24      (344)
     Other current assets                              (763)   (2,528)
     Accounts payable                                  (845)    2,896
     Deferred revenue                                24,201    14,206
     Accrued payroll                                  1,144       580
     Other accrued liabilities                       (2,911)     (562)
     Accrued tax liabilities                          1,097       692
                                                   --------- ---------
       Cash provided by operating activities         13,100    10,420
Cash flows from investing activities:
  Purchases of marketable securities                 (2,636)  (10,942)
  Proceeds from the sale or maturity of marketable
   securities                                         6,135     9,131
  Proceeds from sale of equipment                        40        --
  Purchases of furniture, fixtures and equipment     (5,766)     (786)
  Cash paid in business acquisitions, net of cash
   received                                          (7,777)      (62)
                                                   --------- ---------
       Cash used in investing activities            (10,004)   (2,659)
Cash flows from financing activities:
  Payments on notes payable                             (37)     (254)
  Changes in long-term restricted cash               (3,244)   (1,506)
  Repurchase of common stock                           (990)   (1,498)
  Exercise of stock options                             127       189
                                                   --------- ---------
       Cash used in financing activities             (4,144)   (3,069)
(Decrease) increase in cash and cash equivalents     (1,048)    4,692
Cash and cash equivalents:
  Beginning of period                                10,736     4,458
                                                   --------- ---------
  End of period                                    $  9,688   $ 9,150
                                                   ========= =========
Supplemental non-cash disclosures
  Capital lease obligations                        $    691   $    --
  Repurchase of stock                              $    404   $    --




    CONTACT: INVESTools Inc.
             Ida Kane, SVP & CFO, 801-816-6913
             ida.kane@investools.com
             or
             Paul Helbling, SVP & CAO, 281-588-9732
             paul.helbling@investools.com